EXHIBIT 99.1

Report on Schedule of Independent Registered Public Accounting Firm on Schedule II

To the Stockholders and Board of Directors of SPACEHAB, Incorporated

In connection with our audit of the consolidated financial statements of SPACEHAB, Incorporated and subsidiaries referred to in our report dated September 2, 2005, which is included in the Company’s 2005 Form 10-K, we have also audited Schedule II for the year ended June 30, 2005 and June 30, 2004. In our opinion, this schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Grant Thornton LLP

Houston, Texas

September 2, 2005

Report on Schedule of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

SPACEHAB, Incorporated and Subsidiaries:

We have audited the consolidated financial statements of SPACEHAB Incorporated and subsidiaries as of June 30, 2003 and have issued our report thereon dated August 20, 2003 (included elsewhere in this Annual Report on Form 10-K). Our audit also included the financial statement schedule listed in Item 15(a)2 of this Annual Report on Form 10-K. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

McLean, Virginia

August 20, 2003

SPACEHAB, INCORPORATED AND SUBSIDIARIES

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions and Write-offs	Balance at End of Period
Allowance for Doubtful Accounts
Year Ended June 30,
2005	$659	$—	$—	$659
2004	276	383	—	659
2003	97	276	(97)	276